UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8‑K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  July 8, 2014

LEUCADIA NATIONAL CORPORATION
(Exact name of registrant as specified in its charter)

New York	1-5721	13-2615557
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

520 Madison Avenue, New York, New York	10022
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  212-460-1900

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 8, 2014, we announced the appointment of Teresa S. Gendron to the positions of Chief Financial Officer of Leucadia National Corporation effective September 1, 2014.  A copy of the press release announcing the appointment is attached hereto as exhibit 99 and is incorporated herein by reference.

Ms. Gendron was most recently the Vice President and Controller of Gannett Co., Inc. (“Gannett”), in which role she was Gannett’s Chief Accounting Officer from 2011.  Previously, Ms. Gendron held the same position of Vice President and Controller at NII Holdings, Inc., which she joined as its Finance Director in 1998.  Ms. Gendron began her career in accounting at KPMG LLC, which she joined in 1991. Ms. Gendron graduated from the University of Virginia, where she obtained a Bachelor of Science in Commerce (with a concentration in Accounting), and from Georgetown University, where she obtained a Masters of Business Administration.

Ms. Gendron’s employment agreement with us covers the period through December 31, 2015 and provides for an annual salary of $500,000, a bonus of $500,000 for calendar year 2014 and a bonus of $750,000 for calendar year 2015.  Ms. Gendron will also receive $600,000 as a restricted cash signing bonus, $750,000 worth of restricted stock and a relocation package to cover the sale of her Virginia house and her relocation to New York.

Item 9.01.	Financial Statements and Exhibits

The following exhibit is filed with this report:

Number	Exhibit

99	July 8, 2014 press release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LEUCADIA NATIONAL CORPORATION

Date: July 8, 2014	/s/ Roland T. Kelly
Assistant Secretary and
Associate General Counsel

EXHIBIT INDEX

Exhibit No.	Exhibit

99	July 8, 2014 press release